Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-97450, as amended, 33-37353, 333-133275, and 333-168867) of Caterpillar Inc. of our report dated June 29, 2017 relating to the financial statements of the Solar Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois
June 29, 2017